Exhibit 99.2

Appendix B-IFR Section 30.15-Certification for Years following First Fiscal Year
Alaska Pacific Bancshares, Inc. UST #644

I, Julie M. Pierce, the Senior Vice President and Chief Financial Officer of Alaska Pacific Bancshares, Inc. (“Alaska Pacific”), certify, based on my knowledge, that:

During the fiscal year ended December 31, 2013, Alaska Pacific was subject to the executive compensation requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“Section 111 of EESA”), from January 1, 2012 to November 29, 2012 (the “applicable period”), the latter date being the date that all of its Series A Preferred Stock were sold by the U.S. Treasury.

(i) The compensation committee of Alaska Pacific has discussed, reviewed, and evaluated with senior risk officers at least every six months during the applicable period (to the extent it was required to do so), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Alaska Pacific;

(ii) The compensation committee of Alaska Pacific has identified and limited during any part of the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Alaska Pacific and has identified any features of the employee compensation plans that pose risks to Alaska Pacific and has limited those features to ensure that Alaska Pacific is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the applicable period (to the extent it was required to do so), the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Alaska Pacific to enhance the compensation of an employee, and has limited these features that would encourage the manipulation of reported earnings of Alaska Pacific;

(iv) The compensation committee of Alaska Pacific will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Alaska Pacific will provide a narrative description of how it limited during the applicable period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Alaska Pacific;

       (B)  Employee compensation plans that unnecessarily expose Alaska Pacific to risks; and

       (C)  Employee compensation plans that could encourage the manipulation of reported earnings of Alaska Pacific to enhance the compensation of an employee;

(vi) Alaska Pacific has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Alaska Pacific has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

(viii) Alaska Pacific has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix) Alaska Pacific and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA during the applicable period; and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Alaska Pacific will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi) Alaska Pacific will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) Alaska Pacific will disclose whether Alaska Pacific, the board of directors of Alaska Pacific, or the compensation committee of Alaska Pacific has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Alaska Pacific has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv) Alaska Pacific has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Alaska Pacific and Treasury, including any amendments;

(xv) Alaska Pacific has not submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, because Alaska Pacific has fully satisfied and discharged its obligations under the TARP program and is no longer subject to the regulations and guidance under Section 111 of EESA; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (See, for example, 18 USC 1001).

Date: March 25, 2014	By:	/s/ Julie M. Pierce
Julie M. Pierce
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)